Media Contact:    Tom Robinson
   816-556-2902

Investor Contact:    Todd Kobayashi
   816-556-2312

FOR IMMEDIATE RELEASE

GREAT PLAINS ENERGY ANNOUNCES 2003 RESULTS
AND THE PLAN TO EXIT KLT GAS INC

KANSAS CITY, MO, February 4, 2004 – Great Plains Energy Incorporated (NYSE:GXP) today announced earnings for 2003 of $143.3 million, a 15% increase over 2002 earnings of $124.5 million. Earnings per share increased from $1.99 in 2002 to $2.07 in 2003 on 6.9 million more shares outstanding. The Company also announced the decision to exit KLT Gas Inc., a subsidiary specializing in coal bed methane exploration and development. “This decision is based on the fact that the amount of capital required and the earnings volatility associated with the gas exploration business are no longer compatible with the Company’s strategic vision. Exiting the business will be implemented appropriately to maximize shareholder value,” said Michael Chesser, Chairman.

The Company experienced a fourth quarter loss of $4.7 million, or ($0.07) per share compared to earnings of $26.8 million, or $0.41 per share for the same period in 2002. The fourth quarter 2003 earnings reflect a $0.40 impairment charge relating to the Company’s plan to divest KLT Gas Inc.

Full year 2003 ongoing earnings, defined as Generally Accepted Accounting Principles (GAAP) earnings adjusted for certain unusual items, were $146.1 million or $2.11 per share compared to $141.6 million or $2.26 per share in 2002. Revenues increased 19% to a record $2.1 billion. The difference in ongoing earnings compared to 2002 was driven primarily by a 46% increase in wholesale revenues at KCP&L, a 33% increase in earnings at Strategic Energy and lower interest expense. These factors were partially offset by an unfavorable weather comparison that affected revenues by approximately $13.3 million, higher pension expenses of approximately $11.9 million, increased operating losses from KLT Gas of $3.4 million, increased plant maintenance expenses of $6.7 million, and a net $2.9 million earnings impact from the 2003 Kansas rate reduction.

Fourth quarter ongoing earnings were $20.6 million, or $0.29 per share compared to $28.3 million, or $0.43 per share in the same quarter last year. The difference in ongoing earnings when compared to the fourth quarter of 2002 was primarily driven by a $6.7 million or a 15% decrease in wholesale revenues at KCP&L. This difference resulted from the Wolf Creek refueling outage that reduced the MWh’s available to sell in the wholesale market. Increased plant maintenance expenses and pension costs also contributed to lower fourth quarter results. These items were partially offset by an 18% increase in earnings at Strategic Energy and lower interest expense.

Unusual items in the fourth quarter that affected earnings consisted of a $28.0 million after-tax impairment of the KLT Gas properties, $0.5 million in additional litigation settlement recovery from the 1999 Hawthorn incident, and a $2.2 million increase in the DTI bankruptcy settlement recovery due to receipt of escrow proceeds and refinements to DTI related tax amount. There also

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are a number of previously disclosed unusual items that occurred in prior quarters. Attachments B and C reconcile GAAP and ongoing earnings and EPS figures for the fourth quarter and full year.

For 2004, the Company’s ongoing earnings guidance is $2.20 to $2.32 per share, excluding KLT Gas operations & divestiture costs estimated at $0.05 to $0.08 per share. Details of this guidance by business segment are included in Attachment F.

Year-End Highlights:

      —    Great Plains Energy reported record revenues of $2.1 billion, a 19% increase.

      —    Kansas City Power & Light reported record wholesale revenues of $157.5 million, a 46% increase.

      —    KCP&L also reported record generation, an increase of 3% with a record coal base load capacity factor of 77%.

      —    Strategic Energy MWh sales increased 41% and earnings increased 33%.

Chesser commented, “Great Plains Energy delivered outstanding results in 2003 with both major business units performing well. The strong operating performance of our low-cost generating fleet allowed us to benefit from the robust market for wholesale power. Strategic Energy continued to increase its contribution to earnings through disciplined growth. Our 2004 guidance reflects EPS growth of approximately 5% and combined with our dividend, we are positioned to continue delivering an attractive total return for our shareholders.”

Kansas City Power & Light

KCP&L’s full year earnings were $127.2 million, or $1.84 per share compared to $102.9 million, or $1.64 per share in 2002. Full year ongoing earnings were $115.9 million, or $1.68 per share compared to $113.0 million, or $1.80 per share in 2002. Full year total revenues were approximately $1.1 billion, up 4% over 2002. Retail revenues, normalized for the negative weather comparison with last year and adjusted for the 2003 Kansas rate decrease, grew by approximately 2% over 2002. Wholesale revenues were a record $157.5 million, up 46% over 2002. This gain in wholesale revenues was due to higher prices and increased MWhs achieved through a strong fleet performance and focused power-marketing efforts. The coal base load fleet achieved a record level of generation for the year of over 15 million MWh’s, up 6% over 2002. The capacity factor for the coal base load fleet also set a record of 77% this year. The increased revenues were partially offset by an unfavorable weather comparison, higher pension expenses, and increased plant maintenance expenses.

Earnings in the fourth quarter were $12.6 million, or $0.18 per share compared to $18.8 million, or $0.29 per share in 2002. KCP&L ongoing earnings for the quarter were $12.1 million, or $0.17 per share compared to $18.8 million, or $0.29 per share for the same period in 2002. Fourth quarter revenues were $223.1 million, off 3% from $229.2 million in the fourth quarter of 2002. The lower ongoing earnings for the fourth quarter were driven by several primary factors: an unfavorable weather-related revenue impact of $2.4 million, higher pension expenses of $2.6 million compared to last year, and the lower wholesale MWh sales and higher expenses related to plant outages, including the refueling outage at our Wolf Creek plant. Average wholesale prices increased during the quarter 15% over the same period last year partially offsetting the 11% lower MWh generation.

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On a per share basis, the Company’s 2002 equity offering diluted the quarter and 2003 earnings per share by $0.02 per share and $0.20 per share, respectively.

Strategic Energy

Strategic Energy, one of the nation’s largest competitive suppliers of electricity to commercial and institutional customers, continued its strong performance and annual profitable growth with 2003 earnings of $39.6 million, up 33% versus $29.7 million in 2002. Revenues were up 38% over 2002 to $1.1 billion for the year.

In the fourth quarter, earnings were $9.4 million an increase of 18% compared to $7.9 million in the same period last year. Revenues in the quarter were up 42% over 2002 to $296.5 million.

The primary factors for the increased earnings in both periods compared to 2002 were increased MWh’s delivered of 41% and 37% for the year and quarter, respectively, and market entry into Michigan and New Jersey that contributed to an increase in new customers during 2003 of 31% and during the quarter of 25%. Also contributing to the increases were a strong customer re-sign rate of approximately 80% and recognition of the 6% increase in the Company’s ownership in Strategic Energy. These factors were offset slightly by a decrease in the gross margin per MWh delivered during the year from $8.70 in 2002 to $7.34 in 2003 and a fourth quarter decrease from $8.96 in 2002 to $6.83 in 2003. The decrease continues to be driven primarily by older, higher margin contract expirations. Margins on new business continue to remain in the $5.00 to $6.00 per MWh range.

On a per share basis, the Company’s November 2002 equity offering diluted the quarter and year to date 2003 earnings per share by $0.01 per share and $0.07 per share, respectively.

Non-GAAP Financial Measure

Great Plains Energy provides in its quarterly earnings releases descriptions of "ongoing earnings” in addition to earnings calculated in accordance with GAAP. Great Plains Energy also provides its earnings guidance in terms of ongoing earnings. Ongoing earnings are a non-GAAP financial measure that differs from GAAP earnings because it excludes the effect of certain unusual items. Ongoing earnings for historical periods are reconciled to GAAP earnings for the same periods in the tables on Attachments B and C. Great Plains Energy is unable to reconcile its ongoing earnings guidance to GAAP earnings per share because we do not predict the future impact of unusual items.

We believe ongoing earnings provide to investors a useful indicator of our results that are comparable among periods because it excludes the effects of unusual items, which may occur on an irregular basis. Investors should note that this non-GAAP measure involves judgments by management including whether an item is classified as an unusual item. We use ongoing earnings internally to measure performance against budget and in reports for management.

Great Plains Energy Incorporated (NYSE:GXP), headquartered in Kansas City, MO, is the holding company for three business units: Kansas City Power & Light Company, a leading regulated provider of electricity in the Midwest; Strategic Energy LLC, an energy management company providing load aggregation and power supply coordination; and KLT Gas Inc., a subsidiary

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specializing in coal bed methane exploration and development. The Company's web site is www.greatplainsenergy.com.

Great Plains Energy Incorporated will broadcast a discussion of these results via web cast on Thursday, February 5, 2004, at 9:00 AM EST / 8:00 AM CST. The web cast can be accessed on the Company’s web site: www.greatplainsenergy.com. A replay will be available on the web site.

CERTAIN FORWARD-LOOKING INFORMATION — Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in the regional, national and international markets; market perception of the energy industry and the Company; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry and constraints placed on the Company’s actions by the Public Utility Holding Company Act of 1935; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air quality; financial market conditions including, but not limited to, changes in interest rates and in availability and cost of capital; ability to maintain current credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost and availability of fuel; ability to achieve generation planning goals and the occurrence of unplanned generation outages; delays in the anticipated in-service dates of additional generating capacity; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses; performance of projects undertaken by the Company’s non-regulated businesses and the success of efforts to invest in and develop new opportunities; and other risks and uncertainties. This list of factors is not all-inclusive because it is not possible to predict all factors.

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Attachment A

GREAT PLAINS ENERGY
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Year to Date
	December 31		December 31
	2003	2002	2003	2002

	(thousands)
Operating Revenues
Electric revenues - KCP&L	$223,137	$229,214	$1,054,900	$1,009,868
Electric revenues - Strategic Energy	296,193	208,452	1,089,663	788,278
Other revenues	1,004	1,477	4,933	5,209

Total	520,334	439,143	2,149,496	1,803,355

Operating Expenses
Fuel	34,416	41,577	160,327	159,666
Purchased power - KCP&L	11,012	7,364	53,163	46,214
Purchased power - Strategic Energy	266,058	179,042	968,967	685,370
Other	81,495	71,334	300,477	281,592
Maintenance	20,514	16,186	85,416	91,419
Depreciation and depletion	36,840	38,660	143,712	149,237
General taxes	21,991	22,653	98,512	97,198
(Gain) Loss on property	43,964	(667)	30,797	(329)

Total	516,290	376,149	1,841,371	1,510,367

Operating income	4,044	62,994	308,125	292,988
Loss from equity investments	(307)	(293)	(2,018)	(1,173)
Minority interest in subsidiaries	(797)	(2,508)	(7,764)	(10,753)
Non-operating income	1,819	1,845	7,417	6,696
Non-operating expenses	(1,664)	(2,174)	(20,462)	(18,948)
Interest charges	18,436	21,408	76,171	87,380

Income from continuing operations before
income taxes and cumulative effect of a
change in accounting principle	(15,341)	38,456	209,127	181,430
Income taxes	(11,064)	9,714	55,514	48,275

Income from continuing operations
before cumulative effect of a change
in accounting principle	(4,277)	28,742	153,613	133,155
Loss from discontinued operations, net
of income taxes	-	(1,462)	(8,690)	(3,967)
Cumulative effect to January 1, 2002, of
a change in accounting principle	-	-	-	(3,000)

Net income	(4,277)	27,280	144,923	126,188
Preferred stock dividend requirements	412	412	1,646	1,646

Earnings available for common stock	$(4,689)	$26,868	$143,277	$124,542

Average number of common shares outstanding	69,206	62,623	69,206	62,623

Basic and diluted earnings per common share
Continuing operations	$(0.07)	$0.45	$2.20	$2.10
Discontinued operations	-	(0.02)	(0.13)	(0.06)
Cumulative effect	-	-	-	(0.05)

Basic and diluted earnings per common share	$(0.07)	$0.43	$2.07	$1.99

Cash dividends per common share	$0.415	$0.415	$1.66	$1.66

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Attachment B

Great Plains Energy
Consolidated Earnings and Earnings Per Share
Three Months Ended December 31

			Earnings per Great
	Earnings		Plains Energy Share

	2003	2002	2003		2002

	(millions)

KCP&L	$12.6	$18.8	$0.18		$0.29
Strategic Energy	9.4	7.9	0.14		0.12
KLT Gas	(29.0)	0.1	(0.42)		-
KLT Investments	4.0	4.0	0.06		0.06
Other	(1.3)	(2.0)	(0.02)		(0.03)

Earnings from continuing operations	(4.3)	28.8	(0.06)		0.44
R. S. Andrews discontinued operations,
net of income taxes	-	(1.5)	-		(0.02)
Preferred dividends	(0.4)	(0.5)	(0.01)		(0.01)

Earnings available for common stock	$(4.7)	$26.8	$(0.0	7)	$0.41

Reconciliation of GAAP to Non-GAAP
Earnings available for common stock	$(4.7)	$26.8	$(0.0	7)	$0.41
Reconciling items
KCP&L -- Hawthorn No. 5 Litigation Settlements	(0.5)	-	(0.01)		-
KLT Gas -- Impairment charge	28.0	-	0.40		-
Other -- DTI	(2.2)	-	(0.03)		-
Other -- R. S. Andrews discontinued operations	-	1.5	-		0.02

Ongoing earnings	$20.6	$28.3	$0.29		$0.43

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Attachment C

Great Plains Energy
Consolidated Earnings and Earnings Per Share
Year Ended December 31

			Earnings per Great
	Earnings		Plains Energy Share

	2003	2002	2003	2002

	(millions)

KCP&L	$127.2	$102.9	$1.84	$1.64
Strategic Energy	39.6	29.7	0.57	0.48
KLT Gas	(36.9)	-	(0.53)	-
KLT Investments	8.1	10.4	0.12	0.17
Other	15.6	(9.8)	0.22	(0.16)

Earnings from continuing operations
before cumulative effect	153.6	133.2	2.22	2.13
R. S. Andrews discontinued operations,
net of income taxes	(8.7)	(4.0)	(0.13)	(0.06)
Cumulative effect to January 1, 2002
of a change in accounting principle	-	(3.0)	-	(0.05)
Preferred dividends	(1.6)	(1.7)	(0.02)	(0.03)

Earnings available for common stock	$143.3	$124.5	$2.07	$1.99

Reconciliation of GAAP to Non-GAAP
Earnings available for common stock	$143.3	$124.5	$2.07	$1.99
Reconciling items
KCP&L -- Hawthorn No. 5 Litigation Settlements	(11.3)	-	(0.16)	-
KCP&L -- January 2002 ice storm	-	10.1	-	0.16
KLT Gas -- Impairment charge	33.5	-	0.48	-
Other -- DTI	(28.1)	-	(0.41)	-
Other -- R. S. Andrews discontinued operations	8.7	4.0	0.13	0.06
Other -- cumulative effect of accounting change	-	3.0	-	0.05

Ongoing earnings	$146.1	$141.6	$2.11	$2.26

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Attachment D

GREAT PLAINS ENERGY
Summary Income Statement by Segment
Three Months Ended December 31, 2003

	Consolidated		Strategic	KLT
	GPE	KCP&L	Energy	Gas	Other

	(millions)
Operating revenues	$520.3	$223.1	$296.5	$0.3	$0.4
Fuel	(34.4)	(34.4)
Purchased power	(277.0)	(11.0)	(266.0)
Revenues, net of
fuel and purchased power	208.9	177.7	30.5	0.3	0.4
Other operating expense	(124.1)	(105.1)	(12.1)	(1.3)	(5.6)
Depreciation and depletion	(36.8)	(35.9)	(0.5)	(0.2)	(0.2)
Gain (loss) on property	(44.0)			(45.5)	1.5

Operating income (loss)	4.0	36.7	17.9	(46.7)	(3.9)
Loss from equity investments	(0.3)				(0.3)
Non-operating income (expenses)	(0.6)	1.3	(1.9)
Interest charges	(18.5)	(17.2)	(0.1)	(0.5)	(0.7)
Income taxes	11.1	(8.2)	(6.5)	18.2	7.6

Net income (loss)	$(4.3)	$12.6	$9.4	$(29.0)	$2.7

Earnings (loss) per GPE common share	$(0.07)	$0.18	$0.14	$(0.42)	$0.03

GREAT PLAINS ENERGY
Summary Income Statement by Segment
Year to Date December 31, 2003

	Consolidated		Strategic	KLT
	GPE	KCP&L	Energy	Gas	Other

	(millions)
Operating revenues	$2,149.5	$1,054.9	$1,091.0	$1.5	$2.1
Fuel	(160.3)	(160.3)
Purchased power	(1,022.1)	(53.2)	(968.9)
Revenues, net of
fuel and purchased power	967.1	841.4	122.1	1.5	2.1
Other operating expense	(484.5)	(419.4)	(42.1)	(5.3)	(17.7)
Depreciation and depletion	(143.7)	(139.9)	(1.7)	(0.9)	(1.2)
Gain (loss) on property	(30.8)	1.4		(54.5)	22.3

Operating income (loss)	308.1	283.5	78.3	(59.2)	5.5
Loss from equity investments	(2.0)				(2.0)
Non-operating income (expenses)	(20.8)	(2.0)	(8.1)	0.7	(11.4)
Interest charges	(76.2)	(69.9)	(0.4)	(1.5)	(4.4)
Income taxes	(55.5)	(84.4)	(30.2)	23.1	36.0
R. S. Andrews discontinued operations	(8.7)				(8.7)

Net income (loss)	$144.9	$127.2	$39.6	$(36.9)	$15.0

Earnings (loss) per GPE common share	$2.07	$1.84	$0.57	$(0.53)	$0.19

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Attachment E

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)

	December 31	December 31
	2003	2002

	(thousands)
ASSETS
Current Assets
Cash and cash equivalents	$114,395	$65,294
Restricted cash	20,850	-
Receivables	240,407	197,845
Fuel inventories, at average cost	22,543	21,311
Materials and supplies, at average cost	56,599	50,800
Deferred income taxes	686	3,233
Assets of discontinued operations	-	38,298
Other	15,096	16,619

Total	470,576	393,400

Nonutility Property and Investments
Affordable housing limited partnerships	52,644	68,644
Gas property and investments	10,191	45,419
Nuclear decommissioning trust fund	74,965	63,283
Other	44,320	55,520

Total	182,120	232,866

Utility Plant, at Original Cost
Electric	4,700,983	4,428,433
Less-accumulated depreciation	2,082,419	1,885,389

Net utility plant in service	2,618,564	2,543,044
Construction work in progress	53,250	39,519
Nuclear fuel, net of amortization of $113,472 and $121,951	29,120	21,506

Total	2,700,934	2,604,069

Deferred Charges
Regulatory assets	145,627	128,901
Prepaid pension costs	108,247	85,945
Goodwill	26,105	26,106
Other deferred charges	31,678	35,452
Total	311,657	276,404

Total	$3,665,287	$3,506,739

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Attachment E [continued]

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)

	December 31	December 31
	2003	2002

	(thousands)
LIABILITIES AND CAPITALIZATION
Current Liabilities
Notes payable	$87,000	$21,079
Current maturities of long-term debt	59,303	133,181
EIRR bonds classified as current	129,288	81,000
Accounts payable	189,525	172,319
Accrued taxes	33,256	29,238
Accrued interest	11,937	16,121
Accrued payroll and vacations	34,816	27,053
Accrued refueling outage costs	1,760	8,292
Supplier collateral	20,850	-
Liabilities of discontinued operations	-	34,232
Other	28,944	29,071

Total	596,679	551,586

Deferred Credits and Other Liabilities
Deferred income taxes	599,300	602,907
Deferred investment tax credits	37,571	41,565
Asset retirement obligation	108,469	-
Accrued nuclear decommissioning costs	-	64,584
Pension liability	89,488	73,251
Other	79,141	76,169

Total	913,969	858,476

Capitalization
Common stock equity
Common stock	611,424	609,497
Unearned Compensation	(1,633)	-
Capital stock premium and expense	(7,240)	(7,744)
Retained earnings	391,975	363,579
Treasury stock	(346)	(4)
Accumulated other comprehensive loss	(36,886)	(25,858)

Total	957,294	939,470
Cumulative preferred stock $100 par value
3.80% - 100,000 shares issued	10,000	10,000
4.50% - 100,000 shares issued	10,000	10,000
4.20% - 70,000 shares issued	7,000	7,000
4.35% - 120,000 shares issued	12,000	12,000

Total	39,000	39,000
Company-obligated Mandatorily Redeemable Preferred Securities
of a trust holding solely KCP&L Subordinated Debentures	-	150,000
Long-term debt	1,158,345	968,207

Total	2,154,639	2,096,677

Commitments and Contingencies

Total	$3,665,287	$3,506,739

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Attachment F

2004 Ongoing Earnings Guidance

	Range

Kansas City Power & Light	$1.68	$1.74

Strategic Energy*	0.57	0.60

KLT Investments	0.15	0.17

Other**	(0.20)	(0.19)

Consolidated Ongoing EPS***	$2.20	$2.32

* Represents Great Plains Energy’s 89% indirect ownership interest in Strategic Energy.

** Other includes Home Service Solutions, Holding Company cost and other miscellaneous items.

*** 2004 ongoing earnings guidance excludes the effect of KLT Gas operations and divestiture costs of $0.05 to $0.08 per share. Great Plains Energy is unable to reconcile its 2004 ongoing earnings guidance to GAAP earnings per share because we do not predict the future impact of unusual items. The impact of unusual items could be material to our operating results computed in accordance with GAAP.

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